EX-99-26 (c) i ia

Amendment # 1

to the

Principal Underwriting Agreement

Dated August 1, 1995

Between

Connecticut Mutual Financial Services,

C.M. Life Insurance Company

December 20, 2004

A new Paragraph 15 is added to the Principal Underwriting Agreement as follows:

15.	MMLD Compensation. As payment for its services hereunder, MMLD shall receive an annual fee in the amount of $ and in 2005 an annual fee in the amount of $ . C.M. shall make such payment to MMLD no later than December 31 of each year. This fee shall be renegotiated annually commencing in 2006; however, in the event the parties do not agree on the amount of a new fee, the fee shall remain at $ per year.

MML Distributors, LLC		C.M. Life Insurance Company, on its behalf and on behalf of C.M. Life Variable Life Separate Account I

By:	Thomas A. Monti	By:	/s/ Richard Bourgeois

Thomas A. Monti
Chief Executive Officer

Amendment # 2 to the

Principal Underwriting Agreement dated August 1, 1995

Between

Connecticut Mutual Financial Services, LLC and C.M. Life Insurance Company

December 31, 2006

Paragraph 15 of the Principal Underwriting Agreement dated August 1, 1995, as amended from time to time, is hereby deleted in its entirety and replaced with the following:

15. MML Compensation. As payment for its services hereunder, MML Distributors, LLC (“MMLD”) shall receive an annual fee (“Fee”). The Fee shall be equal to a portion of MMLD’s operating costs that are attributable to the services provided by MMLD hereunder. During the fourth quarter of each year, MMLD shall present to C.M. Life Insurance Company (“C.M. Life”): (1) a description of those MMLD operating expenses that it believes are attributable to the services provided by MMLD hereunder (“C.M. Life Variable Separate Account I Related Expenses”), (2) the percentage of the C.M. Life Variable Separate Account I Related Expenses for which it believes C.M. Life is responsible (“C.M. Life Percent”), and (3) an estimated Fee (“Budgeted Fee”) for the following calendar year. If C.M. Life objects to the C.M. Life Variable Separate Account I Related Expenses, the C.M. Life Percent or the amount of the Budgeted Fee, the parties shall negotiate the matters. The last agreed-to C.M. Life Variable Separate Account I Related Expenses, C.M. Life Percent and Budgeted Fee, however, shall remain in effect until the parties agree that any of these items should be changed, or the Agreement is terminated as provided herein. Commencing with respect to the Budgeted Fee for 2007, the amount of the budgeted Fee shall be reflected in a supplement to this Agreement, signed by both parties and attached to this Agreement. For 2006, the Fee is $            .

C.M. Life shall, for each quarter, pay a portion of the Fee to MMLD within 30 days of billing. For the first three quarters, the amount of the payment shall be         % of the Budgeted Fee. The payment for the fourth quarter shall be the difference between the amount of the actual Fee (as determined above) based on final calendar year results and the amount of Budgeted Fee paid in the first three quarters. Unless otherwise specifically agreed to, any indebtedness between C.M. Life and MMLD that is not evidenced by written instrument requiring payment of interest, shall bear interest specified in section 1.482-2(a)(2) of the treasury regulations. Any Fee payments owned after the thirtieth day following the receipt of the bill shall be treated as indebtedness and shall accrue interest on a daily basis at the rate provided in the previous sentence

MMLD shall provide a status report on the calculation of the Fee to C.M. Life no later than 45 days after the end of the second quarter, and shall indicate whether actual year-to-date results used to calculate the Fee are within 10% of the year-to-date pro-rated Budgeted Fee.

	MML DISTRIBUTORS, LLC		C.M. LIFE INSURANCE COMPANY, on its behalf and on behalf of C.M. Life Variable Life Separate Account I

By:	/s/ Peter G. Lahaie	By:	/s/ Norman Smith

Peter Lahaie VP and CFO

Amendment # 3 to the

Principal Underwriting Agreement dated August 1, 1995

Between

Connecticut Mutual Financial Services, LLC and C.M. Life Insurance Company

March 31, 2007

Paragraph 15 of the Principal Underwriting Agreement dated August 1, 1995, as amended from time to time, is hereby deleted in its entirety and replaced with the following:

16. MML Compensation. As payment for its services hereunder, MML Distributors, LLC (“MMLD”) shall receive an annual fee (“Fee”). The Fee shall be equal to a portion of MMLD’s operating costs that are attributable to the services provided by MMLD hereunder. During the fourth quarter of each year, MMLD shall present to C.M. Life Insurance Company (“C.M. Life”): (1) a description of those MMLD operating expenses that it believes are attributable to the services provided by MMLD hereunder (“C.M. Life Variable Separate Account I Related Expenses”), (2) the percentage of the C.M. Life Variable Separate Account I Related Expenses for which it believes C.M. Life is responsible (“C.M. Life Percent”), and (3) an estimated Fee (“Budgeted Fee”) for the following calendar year. If C.M. Life objects to the C.M. Life Variable Separate Account I Related Expenses, the C.M. Life Percent or the amount of the Budgeted Fee, the parties shall negotiate the matters. The last agreed-to C.M. Life Variable Separate Account I Related Expenses, C.M. Life Percent and Budgeted Fee, however, shall remain in effect until the parties agree that any of these items should be changed, or the Agreement is terminated as provided herein. Commencing with respect to the Budgeted Fee for 2008, the amount of the budgeted Fee shall be reflected in a supplement to this Agreement, signed by both parties and attached to this Agreement. For 2007, the Budgeted Fee is $            .

C.M. Life shall, for each quarter, pay a portion of the Fee to MMLD within 30 days of billing. For the first three quarters, the amount of the payment shall be     % of the Budgeted Fee. The payment for the fourth quarter shall be the difference between the amount of the actual Fee (as determined above) based on final calendar year results and the amount of Budgeted Fee paid in the first three quarters. Unless otherwise specifically agreed to, any indebtedness between C.M. Life and MMLD that is not evidenced by written instrument requiring payment of interest, shall bear interest specified in section 1.482-2(a)(2) of the treasury regulations. Any Fee payments owned after the thirtieth day following the receipt of the bill shall be treated as indebtedness and shall accrue interest on a daily basis at the rate provided in the previous sentence

MMLD shall provide a status report on the calculation of the Fee to C.M. Life no later than 45 days after the end of the second quarter, and shall indicate whether actual year-to-date results used to calculate the Fee are within 10% of the year-to-date pro-rated Budgeted Fee.

MML DISTRIBUTORS, LLC		C.M. LIFE INSURANCE COMPANY, on its behalf and on behalf of C.M. Life Variable Life Separate Account I

By:	/s/ Peter G. Lahaie	By:	/s/ Norman Smith